PROSPECTUS SUPPLEMENT NO. 1
                                415,000,000
                              SPX CORPORATION
                   LIQUID YIELD OPTION(TM) NOTES DUE 2021
                            (ZERO COUPON-SENIOR)
                                    AND
                        COMMON SHARES ISSUABLE UPON
                  CONVERSION AND/OR PURCHASE OF THE LYONS

     This prospectus supplement supplements the prospectus dated December 3, 2001 of SPX Corporation, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $415,000,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The following information represents updated information regarding selling securityholders listed in the selling securityholders table contained on page 44 of the prospectus.


                                                     AGGREGATE PRINCIPAL     PERCENTAGE OF       NUMBER OF       PERCENTAGE OF
                                                    AMOUNT AT MATURITY OF        LYONS         COMMON SHARES     COMMON SHARES
                        NAME                       LYONS THAT MAY BE SOLD     OUTSTANDING   THAT MAY BE SOLD(1) OUTSTANDING(2)
    -------------------------------------------   ------------------------  --------------- ------------------- --------------
    Wilmington Trust Company as Owner Trustee       $  68,080,000               16.4            301,553               *
    for the Forrestal Funding Master Trust
    First Union Securities Inc. / Bk TDG            $  55,000,000               13.25           243,617               *
    Merrill Lynch Pierce Fenner & Smith Inc.        $  37,900,000               9.13            167,874               *
    Onyx Fund Holdings, LDC                         $  33,250,000               8.01%           147,277               *
    Leonardo, L.P.                                  $  20,000,000               4.82             88,588               *
    Tribeca Investments, L.L.C.                     $  17,000,000               4.10             75,299               *
    Deutsche Banc Alex Brown Inc.                   $  13,500,000               3.25%            59,796               *
    Chrysler Corporation Master Retirement Trust    $  13,380,000               3.22%            59,265               *
    State of Connecticut Combined Investment        $  11,085,000               2.67%            49,099               *
    Funds
    Royal Bank of Canada                            $  10,000,000               2.41%            44,294               *
    OCM Convertible Trust                           $   9,760,000               2.35             43,230               *
    Merrill Lynch International Ltd                 $   9,580,000               2.31             42,433               *
    Peoples Benefit Life Insurance Company          $   9,000,000               2.17%            39,864               *
    Teamsters
    State Employees' Retirement Fund of the         $   5,190,000               1.25%            22,988               *
    State of Delaware
    Argent Convertible Arbitrage Fund Ltd.          $   5,000,000               1.20             22,147               *
    Granville Capital Corporation                   $   5,000,000               1.20             22,147               *
    Yield Strategies Fund II, LP                    $   5,000,000               1.20%            22,147               *
    Delta Air Lines Master Trust (c/o Oaktree       $   3,540,000                 *              15,680               *
    Capital Management LLC)
    KBC Financial Products USA                      $   3,000,000                 *              13,288               *
    National Union Fire Insurance Company of        $   3,000,000                 *              13,288               *
    Pittsburgh PA
    Aristeia International, Limited                 $   2,880,000                 *              12,756               *
    Cirelet (IMA) Limited                           $   2,500,000                 *              11,073               *
    Duckbill & Co.                                  $   2,500,000                 *              11,073               *
    Delta Pilots D & S Trust                        $   2,495,000                 *              11,051               *
    Partner Reinsurance Company Ltd.                $   2,290,000                 *              10,143               *
    Microsoft Corporation                           $   1,955,000                 *               8,659               *
    Motion Picture Industry Health Plan --          $   1,205,000                 *               5,337               *
    Active Member Fund
    Aristeia Partners L.P.                          $   1,120,000                 *               4,960               *
    Century National Insurance Company              $     950,000                 *               4,207               *
    Motion Picture Industry Health Plan --          $     600,000                 *               2,657               *
    Retiree Member Fund
    Qwest Occupational Health Trust                 $     500,000
    Worldwide Transactions Ltd.                     $     420,000                 *               1,860               *
    First Mercury Insurance Company - Total         $      50,000                 *                 221               *
    Return
    All other holders of LYONs or future            $  68,030,000              16.39%           301,332               *
    transferees, pledgees, donees,                     ----------
    assignees, or successors of any
    such holders (3)(4)..............



         Total.......................               $ 415,000,000                100%           1,838,201            4.36
                                                     ============

----------------------

 *  Less than one percent (1%).

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of 4.4294 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 40,351,310 common shares outstanding as of November 26, 2001. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any common shares other than the common shares issuable upon conversion of the LYONs at the initial conversion rate.

(TM)TRADEMARK OF MERRILL LYNCH & CO., INC.






       The date of this prospectus supplement is December 3, 2001.